Exhibit 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
Trans World Entertainment Corporation

     We consent to the incorporation by reference in the registration statement on Form S-8 of Trans World Entertainment Corporation pertaining to the Trans World Entertainment Corporation 1998 Stock Option Plan and the Trans World Entertainment Corporation 1999 Stock Option Plan of our report dated March 19, 1999, except as to note 12, which is as of April 22, 1999, relating to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries as of January 30, 1999 and January 31, 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended January 30, 1999, which report appears in the Annual Report on Form 10-K of Trans World Entertainment Corporation and subsidiaries for the fiscal year ended January 30, 1999 filed on April 30, 1999, and our report dated April 21, 1999, except as to note 17, which is as of April 22, 1999, relating to the consolidated balance sheet of Camelot Music Holdings, Inc. and subsidiaries as of January 30, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the 52-week period then ended, which report appears in the Current Report on Form 8-K/A of Trans World Entertainment Corporation and subsidiaries filed on May 11, 1999.

                                  /s/ KPMG LLP

Albany, New York
June 28, 1999